UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12
H. J. Heinz Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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The following is a list of frequently asked questions that was first made available to employees of H. J. Heinz Company on March 12, 2013.

Salaried Employee Q&A: Part 2

Regarding Heinz’s Agreement to Be Acquired by an affiliate of Berkshire Hathaway and 3G Capital

March 12, 2013

1.	When do you expect the transaction to be completed?

Heinz currently expects to complete the transaction late in the second calendar quarter of 2013 or in the third calendar quarter of 2013, although we cannot ensure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including shareholder and regulatory approvals, the exact timing of closing cannot be determined at this time.

2.	How does the transaction impact the Fiscal 2013 bonus?

This transaction will not impact your eligibility to receive a Fiscal 2013 bonus.

3.	If I am laid off or leave Heinz voluntarily after the end of FY13 but before my earned FY13 bonus is paid, will I still receive my FY13 bonus?

An employee who leaves after the 2013 fiscal year-end but before the FY 2013 bonus is paid will receive his/her 2013 earned bonus on the payment date.

4.	Will there be layoffs, restructuring, divestitures and/or factory closures as a result of this announcement?

We are in the very early stages of this process and cannot provide details at this time.  Heinz is committed to communicating with employees openly, honestly and often over the coming months as information becomes available.  In the meantime, before closing the deal, we do not anticipate changes to our organization outside of normal course.

5.	How does the transaction affect Heinz’s policy on unused and/or banked sick days and vacation days for employees who are laid off or leave the company voluntarily?

The policy for unused Sick days and Vacation days varies by country.  If you are a U.S.-based salaried employee and you are laid off as a result of the transaction, you will be paid for unused, earned vacation days for calendar year 2013. Note: Vacation is earned throughout the year based on each month worked.

Your vacation bank (based on prior years’ unused vacation) will not be paid out.  Sick days and the sick bank days will not be paid out.

6.	How does the transaction affect my severance benefits?

Specific severance benefits, which at this time are not being changed by the transaction, vary by country and by level.  For example, in the U.S., a salaried employee who has a qualifying termination and who is not party to an individual severance arrangement generally receives two weeks of severance for every year of service, with a minimum of 90 days and maximum of 24 months of severance.  Your HR manager can provide details on the severance benefits for your band and geographic location.

7.	What is the basis for the SEC/FBI investigation into alleged insider trading prior to the acquisition announcement?

As a matter of policy, Heinz does not comment on ongoing legal investigations.

8.	How will this transaction impact employees who are nearing retirement?

Heinz has no current plans to alter the rules for eligibility for retirement and/or the rules for eligibility for post retiree medical benefits.  Eligibility rules differ between the employee segments of union and non-union.

9.	How will the transaction impact my pension? (U.S., Canada and UK)

This transaction should have no impact on defined benefit pension plans as the trust or legal entity providing these benefits is separate from Heinz.  If you are presently receiving a monthly pension benefit, you will continue to receive this payment going forward.  If you have a deferred vested pension benefit, you will be eligible to receive a benefit in the future.

10.	How will this transaction impact my 401(k)? (U.S.)

When the deal closes, the Heinz Stock fund will be converted to cash at $72.50 per share.  This cash balance will be reallocated to other investment options provided under the RSP/SAVER Plan in accordance with your current investment election.  Any portion of your current investment election directed to the Heinz Stock Fund will be reallocated to the Plan’s default fund (Vanguard Wellington).  If you have no investment direction on file or are 100% directed to the Heinz Stock fund, the cash will be directed to the Plan’s default fund (Vanguard Wellington).

11.	You mentioned that 3G is committed to maintaining Pittsburgh as its global headquarters. Will North America also remain in Pittsburgh?

Following the closing of the transaction we expect that both the Heinz North America Headquarters and Heinz World Headquarters will remain in Pittsburgh.

12.	As a Heinz shareholder, what will I receive as a result of the transaction?

Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, the holders of Heinz common stock will have the right to receive $72.50 in cash, without interest and less any applicable withholding taxes, for each share of Heinz common stock that they own immediately prior to the effective time of the merger.  Heinz expects to continue to declare and pay regular quarterly cash dividends of $0.515 per share of common stock until the effective time of the merger with record dates and payment dates that are substantially consistent with Heinz’s past practice.  All dividends are subject to approval and declaration by the Heinz Board of Directors.  If, at the effective time of the merger, there are any declared and unpaid dividends with a record date prior to the effective time, holders of Heinz common stock as of that record date will have the right to receive those dividends in addition to any merger consideration.  The merger agreement does not permit Heinz, and Heinz does not expect, to pay a prorated dividend for the quarter in which the merger is completed.  You will not own any shares of the capital stock in the surviving company.

U.S., Canada and UK Pensioners Q&A

Regarding Heinz’s Agreement to Be Acquired by an affiliate of Berkshire Hathaway and 3G Capital

March 12, 2013

13.	How will the transaction impact my pension?

This transaction should have no impact on defined benefit pension plans as the trust or legal entity providing these benefits is separate from Heinz.  If you are presently receiving a monthly pension benefit, you will continue to receive this payment going forward.  If you have a deferred vested pension benefit, you will be eligible to receive a benefit in the future.

14.	Will the checks be distributed differently than they are currently?

No, monthly checks will be distributed in the same manner.

15.	If Heinz stops the pension, can I take a lump sum payment?

Heinz has no current plans to stop pension payments.

Cautionary Statement Regarding Forward-Looking Statements
This document and Heinz’s other public pronouncements contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include Heinz’s expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,
•	the failure to receive, on a timely basis or otherwise, the required approvals by Heinz’s shareholders and government or regulatory agencies,
•	the risk that a closing condition to the proposed merger may not be satisfied,
•	the failure to obtain the necessary financing in connection with the proposed merger,
•	the ability of Heinz to retain and hire key personnel and maintain relationship with customers, suppliers and other business partners pending the consummation of the proposed merger, and
•
other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in Heinz’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. Heinz undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Additional Information and Where to Find It
This document may be deemed to be solicitation material in respect of the proposed merger between Heinz and a subsidiary of Hawk Acquisition Holding Corporation. In connection with the proposed merger, Heinz filed a preliminary proxy statement with the United States Securities and Exchange Commission (“SEC”) on March 4,

2013. The information contained in the preliminary filing is not complete and may be changed. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the shareholders of Heinz seeking their approval of the proposed merger. Heinz’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: H. J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department. In addition, the preliminary proxy statement is, and the definitive proxy statement will be, available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation
Heinz and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Heinz’s directors and executive officers is available in Heinz’s proxy statement for its 2012 annual meeting of shareholders, which was filed with the SEC on August 28, 2012. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Heinz’s shareholders in connection with the proposed merger is set forth in the preliminary proxy statement filed with the SEC on March 4, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: H. J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department.